EXHIBIT 99.1


GLOBAL WATAIRE INC.

FOR IMMEDIATE RELEASE:


GLOBAL WATAIRE ANNOUNCES $5 MILLION DOLLAR EQUITY OFFERING ON THE BERLIN STOCK EXCHANGE

New York, New York, January 26, 2007 Global Wataire Inc. (BB: GWTE), (Shares
Outstanding: 12,653,700), today announced that it has Launched a $5 million equity offering on the Berlin Stock Exchange. The offering is for 10,000,000 shares of GWI at $0.50 per share and if completely subscribed will yield $5,000,000.

GWI President and CEO Sydney Harland commented, " Under our new management GWI has transformed itself into an advisory and transactional services company, who's mission is to identify and help emerging high growth potential companies across various industries to develop and implement key strategies that will allow them to secure adequate capital and succeed in their respective fields.

Ed Gorman, Chief Financial Officer Of GWI, said, "We are very pleased to have recently acquired an 30% interest in DigiTar Inc. an outsource cyber security and eMessage management solution based Software Company, with the objective of helping fund DigiTar's further business development. DigiTar represents a unique opportunity due to it's proprietary technology, and strategic relationship with IT industry leaders, such as, Sun Microsystems(TM) and IBM(TM). "

GWI provides both advisory and transactional services to help business owners develop and implement the business strategies necessary to achieve their financial objectives. Our participation is relationship driven and seeks exclusive engagements that will enable both the client and the Company to achieve superior results, positive cash flow and better than market returns from their businesses. We bring together the expertise of an experienced team of professionals dedicated to developing the right strategies for our clients to get the funding they need to succeed. Our team of professional and associates are committed to being strategic partners of our clients both now and in the future as they grow and prosper.

Contact: GWI:
Robert Levitt, (514) 242-1852
robert_levitt@vdn.ca

Complete information about the Company and its services is available at the GWI web site, www.globalwat.com
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There are forward-looking statements in this release.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.